As filed with the Securities and Exchange Commission on January 19, 2012

Registration Statement No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-11

Registration Statement

under

the Securities Act of 1933

of certain real estate companies

AG MORTGAGE INVESTMENT TRUST, INC.

245 Park Avenue, 26th floor

New York, New York 10167

(212) 692-2000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Allan Krinsman, Esq.

General Counsel

AG Mortgage Investment Trust, Inc.

245 Park Avenue, 26th floor

New York, New York 10167

(212) 692-2000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Stephen E. Older, Esq. Thomas P. Conaghan, Esq. McDermott Will & Emery LLP 340 Madison Avenue New York, New York 10173 Tel. (212) 547-5400 Fax (212) 547-5444	David J. Goldschmidt, Esq. Skadden, Arps, Slate, Meagher & Flom LLP Four Times Square New York, New York 10036 Tel. (212) 735-3000 Fax (212) 735-2000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the Registration Statement becomes effective.

If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, or Securities Act, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☒  Registration No. 333-178787

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended, or the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee
Common Stock, $0.01 par value per share	$9,250,000	$1,061.00

(1)

The Registrant previously registered shares of its common stock for a proposed maximum aggregate offering price of $100,000,000.00 on a Registration Statement on Form S-11 (File No. 333-178787), as amended, for which a filing fee of $11,460.00 was paid. This Registration is for an increased maximum aggregate offering price of $9,250,000 based on the public offering price of the shares.

(2)	Includes the offering price of the common stock that may be purchased by the underwriters pursuant to their overallotment option.

Explanatory Note

This registration statement is being filed pursuant to Rule 462(b) (“Rule 462(b)”) under the Securities Act of 1933, as amended, and General Instruction G of Form S-11, and includes the registration statement facing page, this page, the signature page, an exhibit index, opinions of counsel and the accountants’ consents. Pursuant to Rule 462(b), the contents of our registration statement on Form S-11, as amended (File No. 333-178787), including the exhibits thereto, which was declared effective by the Securities and Exchange Commission on January 19, 2012 (the “Initial Registration Statement”), are incorporated by reference into this registration statement. This registration statement covers the additional registration of $9,250,000 of our common stock for sale in the offering related to the Initial Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York, on January 19, 2012.

AG Mortgage Investment Trust, Inc.

By:	/s/ David Roberts
David Roberts
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

	Signatures	Title	Date

By:	*	Director and Chief Executive Officer	January 19, 2012
David Roberts

By:	*	Chief Financial Officer	January 19, 2012
	Frank Stadelmaier	(Principal Financial and Accounting Officer)

By:	*	Director and Chief Investment Officer	January 19, 2012
Jonathan Lieberman

By:	*	Director and Executive Chairman	January 19, 2012
John Angelo

By:	*	Director	January 19, 2012
Andrew L. Berger

By:	*	Director	January 19, 2012
Joseph LaManna

By:	*	Director	January 19, 2012
Peter Linneman

By:	*	Director	January 19, 2012
James Voss

* By:	/s/ Allan N. Krinsman
Allan N. Krinsman
(Attorney-in-Fact)

EXHIBIT INDEX

Exhibit number	Exhibit description

5.1	Opinion of Saul Ewing LLP relating to the legality of the securities being registered.

8.1	Opinion of McDermott Will & Emery LLP regarding tax matters.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Saul Ewing LLP (included in Exhibit 5.1).

23.3	Consent of McDermott Will & Emery LLP (included in Exhibit 8.1).

24.1	Power of Attorney (included on signature page to the Registration Statement on Form S-11 filed by the Registrant on December 28, 2011 (File No. 333-178787)).